UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 29, 2016

CARE CAPITAL PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37356	37-1781195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

353 N. Clark Street, Suite 2900, Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 881-4700

Not Applicable

                Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K and Exhibit 10.1 to this Current Report on Form 8-K are incorporated in this Item 1.01 by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 29, 2016, Care Capital Properties, LP (“Care Capital LP”), which is a wholly owned subsidiary of Care Capital Properties, Inc. (“CCP”), as borrower, and CCP and Care Capital Properties GP, LLC, as guarantors, entered into a Term Loan and Guaranty Agreement (the “Loan Agreement”) with a syndicate of banks identified therein, as lenders, Capital One, National Association, as administrative agent (the “Administrative Agent”), and MUFG Union Bank, N.A. and PNC Bank, National Association, as co-syndication agents.

The Loan Agreement provides for a $200 million unsecured term loan (the “Term Loan”) that matures in January 2023.  The Loan Agreement also includes an accordion feature that permits Care Capital LP to increase the aggregate borrowing capacity under the Term Loan to up to an amount not exceeding $400 million.

All of the obligations under the Loan Agreement are senior unsecured obligations of Care Capital LP and are guaranteed by CCP and Care Capital Properties GP, LLC.

The net proceeds from the Term Loan were used to repay a portion of the term loan due 2017 outstanding under Care Capital LP’s existing unsecured credit facility dated August 17, 2015.

Borrowings under the Term Loan bear interest at a fluctuating rate per annum equal to the applicable LIBOR for LIBOR rate loans and the higher of (i) the federal funds rate plus ½ of 1%, (ii) the Administrative Agent’s prime rate and (iii) LIBOR for a one-month interest period plus 1% for base rate loans, plus, in each case, an applicable margin based on Care Capital LP’s senior unsecured long-term debt ratings.  Based on Care Capital LP’s debt ratings at closing, the applicable margin on the Term Loan is 1.80%.

The Loan Agreement contains various affirmative and restrictive covenants that are customary for an unsecured loan of this nature, including, without limitation, customary reporting obligations and restrictions pertaining to (i) liens, (ii) investments, (iii) mergers, consolidations, sales of assets and similar transactions, (iv) restricted payments and (v) transactions with affiliates.  In addition, the Loan Agreement requires that the following financial covenants be met: (1) minimum consolidated adjusted net worth, (2) maximum consolidated total leverage ratio, (3) maximum consolidated secured leverage ratio, (4) maximum consolidated unsecured leverage ratio, (5) minimum consolidated fixed charge coverage ratio, (6) minimum consolidated unsecured interest coverage ratio and (7) minimum consolidated unencumbered debt yield.

The Loan Agreement provides for customary events of default, including non-payment of principal or interest, violation of covenants, material inaccuracy of any representations or warranties, specified cross-default and cross-acceleration to other material indebtedness, certain bankruptcy events, material judgments, certain ERISA events, material invalidity of guarantees or grant of security interest, and change of control of CCP or Care Capital LP.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated in this Item 2.03 by reference.

The representations, warranties and covenants contained in the Loan Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties.  Accordingly, the representations and warranties in the Loan Agreement are not necessarily characterizations of the actual state of facts about CCP, Care Capital LP and their subsidiaries at the time they were made or otherwise and should be read only in conjunction with the other information that CCP makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission.  Investors are not third-party beneficiaries of, and should not rely upon, such representations, warranties and covenants.

Item 8.01.     Other Events.

On February 1, 2016, CCP issued a press release announcing the closing of the Loan Agreement and the entry into certain interest rate swap agreements. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated in this Item 8.01 by reference.

Item 9.01.     Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

Not applicable.

(b)  Pro Forma Financial Information.

Not applicable.

(c)  Shell Company Transactions.

Not applicable.

(d)         Exhibits:

Exhibit No.
10.1

Term Loan and Guaranty Agreement, dated as of January 29, 2016, among Care Capital LP, as borrower, CCP and Care Capital Properties GP, LLC, as guarantors, the lenders identified therein, Capital One, National Association, as administrative agent, and MUFG Union Bank, N.A. and PNC Bank, National Association, as co-syndication agents.

99.1	Press release issued by CCP on February 1, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Care Capital Properties, Inc.

Date: February 2, 2016	By:	/s/ Kristen M. Benson
Kristen M. Benson
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.
10.1

Term Loan and Guaranty Agreement, dated as of January 29, 2016, among Care Capital LP, as borrower, CCP and Care Capital Properties GP, LLC, as guarantors, the lenders identified therein, Capital One, National Association, as administrative agent, and MUFG Union Bank, N.A. and PNC Bank, National Association, as co-syndication agents.

99.1	Press release issued by CCP on February 1, 2016.